Exhibit 10.1
INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of this 9th day of November 2009, by and among Iris Energy Holdings Limited (“Iris”), The Peierls Foundation (“TPF”), Brian E. Peierls (“BEP”), and Michael Barish (“Barish”).  Iris, TPF, BEP and Barish are referred to herein sometimes collectively as the Parties and individually as a “Party.”

WHEREAS, Iris, TPF, BEP, and Barish are investors in an offering of up to 10,000,000 shares (the “Shares”) of $0.001 par value common stock (“Common Stock”) of New Frontier Energy, Inc. (“NFEI”) pursuant to a Securities Purchase Agreement dated as of the date hereof (the “Purchase Agreement”); and

WHEREAS, Iris is the owner of a majority of NFEI’s 2.5% Series C Cumulative Convertible Preferred Stock which automatically converts into shares of Common Stock on December 1, 2009 and on such date, will become a significant owner of shares of Common Stock in NFEI; and

WHEREAS, the sole director of Iris is Samyak Veera, a director of NFEI; and

WHEREAS, TPF, BEP and Barish, as a condition to entering into the Purchase Agreement with NFEI, have requested that Iris enter into this Agreement; and

WHEREAS, in order to induce TPF, BEP and Barish to enter into the Purchase Agreement, Iris hereby agrees to enter into this Agreement to define certain rights it has agreed to give to TPF, BEP, and Barish and certain restrictions and limitations on how it may vote its shares of Common Stock in NFEI; and

NOW, THEREFORE, in consideration of the mutual agreements, covenants and conditions contained herein, Iris, TPF, BEP and Barish hereby agree as follows.

ARTICLE I
CERTAIN DEFINITIONS

1.1
The term “Affiliate” shall mean an affiliate of, or person affiliated with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

1.2           The term “Agreement” shall have the meaning set forth in the Recitals.

1.3           The term “Barish” shall have the meaning set forth in the Recitals.

1.4           The term “Common Stock” shall have the meaning set forth in the Recitals.

1.5	The term “Disqualified Nominee” shall mean any individual who is nominated to join the board of directors of NFEI that is not Independent of Iris.

1.6	The term “Independent” with respect to any company shall mean a person who is qualified to be an “Independent Director” of such company as defined by NASDAQ Marketplace Rule 5605(a)(2).

1.7
The term “New Securities” shall mean any capital stock of NFEI, whether now authorized or not, and rights, options or warrants to purchase Common Stock, and securities of any type whatsoever that under its terms, are, or may become, convertible or exerciseable into Common Stock.

1.8           The term “NFEI” shall have the meaning set forth in the Recitals.

1.9	The term “Offering” means the offering of the Shares to Iris, TPF, BEP, and Barish pursuant to the Purchase Agreements.

1.10
The term “Pro Rata Ratio” means the ratio (i) the numerator of which is the number of shares of Common Stock to be acquired by such Party in the Offering, and (ii) the denominator of which is 6,500,000.

1.11           The term “Purchase Agreement” shall have the meaning set forth in the Recitals.

1.12
The term “Qualified Nominee” shall mean any individual who is nominated to join the board of directors of NFEI that is Independent of Iris. Notwithstanding anything to the contrary, Samyak Veera shall be considered a Qualified Nominee so long as Paul Laird is both a director of and the CEO of NFEI.

ARTICLE 2
SUBSCRIPTION FOR SHARES

2.1
If NFEI offers to Iris or its Affiliates the opportunity to invest in New Securities of NFEI, Iris covenants not to subscribe for or invest in such New Securities unless NFEI offers to each TPF, BEP, and Barish the opportunity to invest, on substantially identical terms as is offered to Iris or its Affiliates, in the New Securities an amount that is at minimum the product of (i) the Pro Rata Ratio for such Party and (ii) the aggregate amount offered by NFEI to Iris or its Affiliates.

2.2	The right to invest on a Pro Rata Basis pursuant to this Article 2 shall expire three years from the date of this Agreement.

ARTICLE 3
VOTING AGREEMENTS

3.1
Iris agrees that so long as TPF and BEP each own 250,000 shares or more of Common Stock in NFEI, Iris will not vote in favor of any reverse stock split that would result in TPF or BEP being “cashed out” such that they no longer own any Common Stock of NFEI and receive only cash in lieu of any fractional shares in NFEI.

3.2           Election of Directors.

(A)
In the event that NFEI holds a meeting of its common shareholders at which members of the board of directors are elected, Iris shall vote 100% of its shares of Common Stock then owned in the same proportion as the vote of all other common shareholders of NFEI with respect to any Disqualified Nominee. Iris shall have no restrictions or limitations whatsoever upon how it shall vote it shares of Common Stock with respect to any Qualified Nominee.

(B)
Until such time as NFEI has a board of directors the majority of whom are Independent of NFEI, Iris shall vote 100% of its shares of Common Stock then owned in the same proportion as the vote of all other common shareholders of NFEI with respect to the election of any director.

(C)
With respect to the selection of directors for NFEI, Iris intends to (i) support persons who are knowledgeable about the oil and gas business and/or have other skills or qualifications that would be of value to NFEI and (ii) not support persons whose sole qualification is a relationship with either one or more executives or significant shareholders of NFEI. This Section 3.2(C) is merely a statement of intent, and does not create a legal commitment, obligation, or duty of any sort.

3.3	Termination of Voting Agreement. The covenants set forth in this Article 3 shall expire three years from the date of this Agreement.

ARTICLE 4
MISCELLANEOUS

4.1.	Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

4.2.
Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

4.3.
Amendment and Modification; Waivers.  This Agreement or any term hereof may be changed, waived, discharged or terminated only by an agreement in writing signed by the party against which such change, waiver, discharge or termination is sought to be enforced.  No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained herein shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in any other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

4.4.
Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.  In the event of any conflict, this Agreement will take precedence over any other instrument or document.

4.5.
Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

4.6.
Counterparts/Facsimile copies.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  Facsimile copies of this Agreement will be binding.

4.7.	Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

4.8.
Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then six (6) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Iris:
Iris Energy Holdings Limited
c/o Altius Business Services Pte Ltd
07-95A Ubi Techpark
10 Ubi Crescent, Singapore

If to TPF:
The Peierls Foundation
114 West 47th Street
New York NY 10036

If to BEP:
Brian E. Peierls
7808 Harvestman Cove
Austin TX 78731

If to Barish:
Michael Barish
2401 East 2nd Avenue, #400
Denver, CO 80206

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

4.9.
Applicable Law.  This Agreement and all claims relating to or arising out of it, including claims relating to its making, performance and interpretation, and the rights and liabilities of the parties, shall be construed, interpreted and enforced in accordance with the internal laws (as opposed to conflicts of law provisions) of the State of Colorado.  The Parties hereby consent to the exclusive jurisdiction of any state or federal court in the State of Colorado.  The Parties waive any objection which they may have based on lack of jurisdiction or improper venue or forum non conveniens to any suit or proceeding instituted by the other party under this Agreement in any such state or federal court and consent to the granting of such legal or equitable relief as is deemed appropriate by the court.  This provision is a material inducement for the Parties to enter into this Agreement.

4.10.
Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

4.11.
Time of the Essence.  Time shall in all respects be of the essence, provided that the time for doing or completing any matter provided for in this Agreement may be extended or abridged by an agreement in writing signed by each of the Parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

The Peierls Foundation	Iris Energy Holdings Limited
/s/ Brian E. Peierls	/s/ Samyek Veera
Brian E. Peierls	Samyak Veera, Director

/s/ Brian E. Peierls	/s/ Michael Barish
Brian E. Peierls	Michael Barish